Exhibit 99.1

August 11, 2026

DPC Holdings Reports Strong Second Quarter 2026 Results
Record Revenue and Adjusted EBITDA

Initiates Full Year 2026 Guidance

Second Quarter 2026 GAAP Financial Results

•	Revenue of $269 million, up 34% year over year.

•	Strong year-over-year growth of 39% in Engine Products, up 49% in Europe and 29% in North America, reflecting above market growth within Aero and IGT.

•	Net loss of ($131) million, versus ($49) million in second quarter of 2025, largely due to the Management Incentive Plan accrual, IPO expenses and award of a new incentive share scheme.

•	Earnings per share of ($1.14) versus ($0.44) in the second quarter of 2025.

Second Quarter 2026 Adjusted Financial Results

•	Adjusted EBITDA of $48 million, up 33% year over year.

•	Adjusted EBITDA margin of 17.8%.

•	Segment adjusted EBITDA growth of 53% in Engine Products, up 54% in Europe and 52% in North America, due to higher volumes and value-based pricing.

•	Segment adjusted EBITDA margin for Engine Products grew 210bps to 23.5%.

•	Adjusted net income of $6 million versus a net loss of ($11) million in second quarter of 2025.

•	Adjusted earnings per share of $0.05 versus ($0.10) in the second quarter of 2025.

Key Announcements

•	IPO and private placement proceeds repaid the Shareholder PIK Loan and ABL revolving credit facility during the quarter, resulting in an unleveraged balance sheet. Post quarter end, we have also repaid the majority of the term loan and all of the MIP with beneficiaries reinvesting and purchasing DPC Holdings stock.

•	Fourth Strategic Customer Partnership signed with Aero OEM underpinning investment into a new superalloy facility in Alabama.

•	Moody’s Ratings upgraded DPC Holdings credit rating to Ba2 with positive outlook on July, 28, 2026.

Summary Financial Results

	Three months ended					Six months ended
	June 28,	June 29,				June 28,	June 29,
(in $ millions, per share amounts in $)	2026	2025		Change		2026	2025	Change
Revenue	269	201		+34%		505	389	+30%
GAAP measures
Net income/(loss)	(131)	(49)		(165)%		(179)	(103)	(74)%
Net income /(loss) margin	(48.8)%	(24.6)%		(2420	)bps	(35.3)%	(26.3)%	(900	)bps
Earnings per share	(1.14)	(0.44)		(0.70)		(1.57)	(0.91)	(0.66)
Adjusted (Non GAAP) measures(1)
Adjusted EBITDA	48	36		+33%		88	65	+35%
Adjusted EBITDA margin	17.8%	17.9	%(2)	(10	)bps	17.4%	16.7%	+70	bps
Adjusted net income/(loss)	6	(11)		+152%		17	(18)	+195%
Adjusted earnings per share	0.05	(0.10)		+0.15		0.15	(0.16)	+0.31

(1)	For more information see “Non-GAAP Financial Measures” later in this release.
(2)	The margin in second quarter 2025 benefited from price increases that were backdated to the start of the financial year.

ST HELIER, Jersey, August 11 2026 - DPC Holdings PLC (NYSE: DPC) (‘Doncasters’, ‘the Company’) reported financial results for the second quarter 2026. Doncasters reported record second quarter 2026 revenue of $269 million, up 34% year over year, driven by growth in the Aerospace and IGT end markets of 47% and 42% respectively. Within Engine Products, above market growth, product portfolio gains and metal cost inflation pass-through to customers led to combined revenue growth of 39% with 49% and 29% in Europe and North America respectively.

Adjusted EBITDA in the quarter grew 33% compared to the prior year’s quarter, with 53% growth from Engine Products, up 54% in Europe and 52% in North America. The adjusted EBITDA margin of 17.8% was broadly in-line with the prior year’s second quarter despite the impact of metal cost inflation pass-through which diluted the margin by 60 bps, higher corporate costs and increased loss from business held for sale. The segment adjusted EBITDA margin for Engine Products grew 210bps year over year to 23.5%, reflecting operating leverage from higher volumes and execution of value-based pricing.

Adjusted net income was $6 million, an improvement from the ($11) million loss of the prior year quarter due to improved profitability with adjusted earnings per share of $0.05 versus the prior year loss of ($0.10).

We had an adjusted net cash position of $274 million at June 28, 2026 (cash and cash equivalents of $846 million less borrowings of $573 million). Transaction adjusted net cash of $118 million reflects the inclusion of all the net proceeds of our IPO, greenshoe and private placements. Working capital increased due to ongoing investment to support growth and higher metal cost inflation pass-through. Investment continued in our operations to accommodate increased customer capacity requirements and our strategic customer partnerships.

Doncasters’ Chief Executive Officer Mike Quinn said, ‘Doncasters’ continues to deliver strong growth with record levels of revenue, adjusted EBITDA and ongoing adjusted EBITDA margin progression. We are transforming Doncasters from a supplier of individual components into a trusted strategic partner for our customers, evidenced by a growing portfolio of differentiated strategic customer partnerships. During the second quarter we signed a new partnership with an Aero OEM which included volume commitments to support the building of a new superalloy greenfield facility in Alabama. We now have four partnerships with Aero and IGT OEMs, which are expected to deliver more than $200 million of incremental annual revenue at an accretive margin, with customer-funded investment and volume commitments.

Full Year 2026 Outlook

Looking forwards, we expect ongoing end market growth supported by strong structural long-term growth drivers and significant supply backlogs in our two major end markets of Aerospace and IGT. In Aerospace we expect rising global air travel, fuel efficiency prioritization, lagging aircraft deliveries, and aging fleets to drive multi-year demand for our engine components and other structural castings. In IGT, we expect increasing global electricity demand together with the need for grid reliability and energy security to drive the demand for gas turbines to support growing power needs.

Our growth rate continues to exceed the market as we deliver material value creation through our specialist manufacturing capabilities and strong customer focus, which are driving larger portfolio-level awards, extended contracts with improved commercial terms and our strategic customer partnerships. We are also delivering margin improvement through operating leverage on higher volumes, improved operational execution and pricing. We believe that DPC Holdings is well positioned to deliver profitable growth and significant long-term value creation.

Full Year 2026 Guidance

(in $ millions, per share amounts in $)	Guidance range
Revenue(1)	$1,000m - $1,040m
Adjusted EBITDA(2)	$182m - $187m

(1)	Including metal cost price inflation pass-through.
(2)	The Company has not reconciled its full-year 2026 guidance related to Adjusted EBITDA to its most directly comparable forward looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense.

Conference Call and Webcast

DPC Holdings will hold a conference call at 10:00 a.m. Eastern time on August 11, 2026 to discuss matters relating to this press release. This will be led by Chief Executive Officer, Mike Quinn, and Chief Financial Officer, David Egan. The call will be webcast via www.ir.doncasters.com. To participate, please register on https://events.q4inc.com/attendee/575045483.

A webcast replay will be available on the News and Events page of our investor relations website following the webcast.

Segment Performance

Engine Products - Europe

	Three months ended		Six months ended
(in $ millions)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Third-party revenue	123.3	82.9	226.9	162.7
Inter-segment sales	-	-	-	-
Gross segment revenue	123.3	82.9	226.9	162.7
Adjusted cost of sales(1)	(85.7)	(56.7)	(156.7)	(115.1)
Adjusted selling, general and administrative expenses(1)	(4.4)	(4.3)	(10.3)	(7.8)
Other segment items(2)	(3.4)	(2.5)	(6.9)	(5.5)
Segment adjusted EBITDA(3)	29.8	19.4	53.0	34.3
Segment adjusted EBITDA margin(3)	24.2%	23.4%	23.4%	21.1%

(1)	Cost of sales and selling, general and administrative expenses have been adjusted to exclude depreciation and amortization, restructure and other reorganization costs, claims, settlements and litigation costs, and the long-term management incentive plan. The adjusted cost of sales includes adjustments for inter-segment sales.
(2)	Other segment items including research and development costs, and corporate expenses recharges.
(3)	Segment adjusted EBITDA margin is the quotient of Segment adjusted EBITDA divided by Gross segment revenue. Segment adjusted EBITDA margin is calculated based on the exact segment adjusted EBITDA and gross segment revenue and therefore may not calculate the same based off the rounded figures presented above.

Gross segment revenue for the Engine Products - Europe segment increased $40.4 million, or 48.7%, in the three months ended June 28, 2026 compared to the three months ended June 29, 2025, and increased $64.2 million, or 39.5%, in the six months ended June 28, 2026, compared to the six months ended June 29, 2025, in each case, primarily due to output increase linked to the strong end market, including OEM build rates. Adjusted cost of sales in both the three and six months ended June 28, 2026, increased broadly in proportion to the increase in revenue compared to the three and six months ended June 29, 2025.

The increase in sales has dropped through to segment adjusted EBITDA at 25.7% in the second quarter of 2026, and 29.1% in the six months ended June 28, 2026. This resulted in an increase in segment adjusted EBITDA margin of 80 basis points in the second quarter 2026 compared to the second quarter 2025, and an increase of 230 basis points in the six months ended June 28, 2026 compared to the six months ended June 29, 2025.

Capital expenditure is expected to remain elevated, with additional investments in capacity expansions to accommodate increased customer demand and delivery of two IGT Strategic Customer Partnerships.

Engine Products - North America

	Three months ended		Six months ended
(in $ millions)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Third-party revenue	97.4	70.9	184.8	132.0
Inter-segment sales	0.0	4.6	(0.2)	9.4
Gross segment revenue	97.4	75.5	184.6	141.4
Adjusted cost of sales(1)	(68.3)	(54.7)	(128.5)	(101.6)
Adjusted selling, general and administrative expenses(1)	(2.7)	(3.3)	(6.5)	(6.0)
Other segment items(2)	(4.4)	(3.0)	(7.7)	(6.3)
Segment adjusted EBITDA(3)	22.0	14.5	41.9	27.5
Segment adjusted EBITDA margin(3)	22.6%	19.2%	22.7%	19.4%

(1)	Cost of sales and selling, general and administrative expenses have been adjusted to exclude depreciation and amortization, restructure and other reorganization costs, claims, settlements and litigation costs, and the long-term management incentive plan. The adjusted cost of sales includes adjustments for inter-segment sales.

(2)	Other segment items including research and development costs, and corporate expenses recharges.

(3)	Segment adjusted EBITDA margin is the quotient of Segment adjusted EBITDA divided by Gross segment revenue. Segment adjusted EBITDA margin is calculated based on the exact segment adjusted EBITDA and gross segment revenue and therefore may not calculate the same based off the rounded figures presented above.

Gross segment revenue for the Engine Products - North America segment increased $21.9 million, or 29.0%, in the second quarter of 2026 compared to the second quarter of 2025, and increased $43.2 million, or 30.6%, in the six months ended June 28, 2026 compared to the six months ended June 28, 2025, in each case, primarily attributable to increased output following investments in capacity increases. Our facility in Groton, CT, is benefiting from the installation of new capital equipment as production continues to ramp up. Adjusted cost of sales for Engine Products – North America in both the three and six months ended June 28, 2026, increased at a lower rate than the increase in revenue compared to the three and six months ended June 29, 2025 reflecting the operational leverage impact of the revenue increase.

The increase in sales has dropped through to segment adjusted EBITDA at 28.3% in the second quarter of 2026, and 27.3% in the six months ended June 28, 2026. This resulted in an increase in segment adjusted EBITDA margin of 340 basis points in the second quarter 2026 compared to the second quarter 2025, and an increase of 330 basis points in the six months ended June 28, 2026 compared to the six months ended June 28, 2025.

Segment adjusted EBITDA was $22.0 million, up 51.7% year over year, driven by operating leverage from volume growth and value-based pricing.

Capital expenditure is expected to remain elevated, with additional investments in capacity expansions to support market growth and our two Aero Strategic Customer Partnerships including the building of a greenfield superalloy facility in Alabama.

Turbo Wheels

	Three months ended		Six months ended
(in $ millions)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Third-party revenue	48.0	47.1	93.6	94.3
Inter-segment sales	0.1	-	0.1	-
Gross segment revenue	48.1	47.1	93.7	94.3
Adjusted cost of sales(1)	(40.9)	(38.9)	(79.0)	(79.1)
Adjusted selling, general and administrative expenses(1)	(4.7)	(4.2)	(9.4)	(7.6)
Other segment items(2)	(0.9)	(0.4)	(2.0)	(0.9)
Segment adjusted EBITDA(3)	1.6	3.6	3.3	6.7
Segment adjusted EBITDA margin(3)	3.3%	7.6%	3.5%	7.1%

(1)	Cost of sales and selling, general and administrative expenses have been adjusted to exclude depreciation and amortization, restructure and other reorganization costs, claims, settlements and litigation costs, and the long-term management incentive plan. The adjusted cost of sales includes adjustments for inter-segment sales.

(2)	Other segment items including research and development costs, and corporate expenses recharges.

(3)	Segment adjusted EBITDA margin is the quotient of Segment adjusted EBITDA divided by Gross segment revenue. Segment adjusted EBITDA margin is calculated based on the exact segment adjusted EBITDA and gross segment revenue and therefore may not calculate the same based off the rounded figures presented above.

Gross segment revenue for the Turbo Wheels segment increased $1.0 million, or 2.1%, in the three months ended June 28, 2026 compared to the three months ended June 29, 2025, and decreased $0.6 million or 0.6% in the six months ended June 28, 2026 compared to the six months ended June 29, 2025, largely due to lower revenue from Ivostud (business held for sale). Excluding Ivostud, revenue grew 8% in the three months ended June 28, 2026 and 5% in the six months ended June 28, 2026, with market share gain in a flat market and favorable mix changes.

Segment adjusted EBITDA decreased $2.0 million, or 55.6%, in the three months ended June 28, 2026 compared to the three months ended June 29, 2025, and decreased $3.4 million, or 50.7% in the six months ended June 28, 2026 compared to the six months ended June 29, 2025, primarily due to a loss at Ivostud of $1.4 million and $1.3 million respectively.

Segment adjusted EBITDA margin decreased approximately 430 basis points in the second quarter of 2026 compared to the second quarter of 2025 and decreased approximately 360 basis points in the six months to June 28, 2026 compared to the six months ended June 29, 2025. Excluding Ivostud, segment adjusted EBITDA margin was 8.0% in the three months ended June 28, 2026, a decrease of approximately 310 basis points compared to the second quarter of 2025.

The following table reconciles Total Segment Adjusted EBITDA to Net Loss for the periods presented.

	Three months ended		Six months ended
(in $ millions)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Segment adjusted EBITDA	53.4	37.5	98.2	68.5
Unallocated corporate expenses	(5.6)	(1.5)	(10.3)	(3.5)
One-time costs related to the IPO	(9.1)	(0.1)	(16.6)	(0.3)
Long-term management incentive plan	(129.5)	(22.8)	(142.9)	(43.5)
IT development project & others	(2.1)	(1.1)	(2.1)	(1.9)
Share-based compensation	(19.9)	-	(19.9)	-
Foreign currency gain, net	8.8	12.9	6.6	20.9
Reversal of write down of disposal group held for sale	-	3.1	-	3.1
Site closure and refinancing costs	0.1	(1.4)	-	(1.4)
Loss on disposal	(0.1)	-	-	-
Claims, settlements and litigation costs	-	1.7	-	1.7
Interest expense(1)	(33.2)	(55.4)	(86.2)	(107.5)
Interest income	0.2	0.2	0.5	0.3
Depreciation and amortization	(7.4)	(6.5)	(14.8)	(13.6)
Income tax credit/(expense)	13.3	(16.0)	9.0	(25.3)
Net loss	(131.1)	(49.4)	(178.5)	(102.5)

(1)	Interest expense includes Shareholder PIK Loan interest of $13.6 million and $34.6 million for the three months ended June 28, 2026 and June 29, 2025, respectively, and $53.6 million and $70.6 million for the six months ended June 28, 2026 and June 29, 2025, respectively.

About DPC Holdings

DPC Holdings (“Doncasters”) is a leading independent manufacturer of complex, highly engineered precision cast components and nickel- and cobalt-based superalloys primarily serving the high growth Aerospace and IGT end markets. We primarily manufacture products that operate across some of the most in-demand aeroengine and gas turbine platforms, and through decades of operations, we have developed deep engineering expertise, technical know- how, and a collaborative, customer-centric culture that provides solutions to our OEM customers’ most complex casting challenges. Doncasters operates 14 advanced manufacturing facilities across North America, Europe, the United Kingdom and Asia, serving a broad blue-chip client base worldwide and maintaining a leading position in specialist manufacturing and casting of superalloys.

Forward-Looking Statements

This press release contains forward-looking statements. Many statements included in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology. Forward-looking statements include, but are not limited to, statements about: the projected and/or anticipated future financial performance of the Company and our specific businesses, including as delineated in our forward-looking guidance (including, without limitation revenue, revenue growth rates and drivers, capital expenditures, metal pricing; earnings per share, and EBITDA); our market opportunity and the potential growth of the market; our strategy, outcomes, and growth prospects; trends in our industry and end markets; the competitive environment in which we operate; potential new products and product innovation; our expectations regarding future events, growth, growth drivers, expansion or performance, including demand for our products and third-party relationships; historical results that may suggest trends for our business; expectations of retaining and/or attracting new customers; expectations of beliefs regarding future events; and assumptions underlying any of the items mentioned herein. We caution you that the foregoing list may not contain all of the forward-looking statements made in this press release.

Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward- looking statements include: our failure to manage our growth effectively and our ability to achieve and maintain profitability; our ability to grow revenue and expand our market share across the Aerospace, IGT, and Transportation end markets; our ability to convert our firm order backlog into revenue at anticipated build rates, and the risk that customer program delays, design changes, or cancellations could result in orders not being converted at the times or volumes we currently expect; our ability to deliver incremental annual revenue in excess of projections from our signed strategic customer partnerships when operating at full run rate; our ability to expand and deepen our strategic customer partnerships with leading Aerospace and IGT OEMs, including the ability to secure additional partnerships beyond those already signed; our ability to renew, renegotiate, and maintain our long-term agreements with key customers on commercially acceptable terms as such agreements approach expiration; our ability to expand our capacity and bring new manufacturing capabilities online on time and on budget, including through capital investments funded in part by our OEM customers; our ability to achieve and sustain margin expansion through operating leverage, value-based pricing, and operational efficiency initiatives, and to approach the margins of our larger industry peers over time; our expectation that volume growth will generate operating leverage and that incremental revenue will convert to earnings at margin-accretive rates; our ability to grow aftermarket revenue in both our Aerospace and IGT end markets as the installed base of engines and turbines we serve expands; our ability to obtain, maintain, protect and enforce our intellectual property and similar proprietary rights; our ability to prevent system failures, cyberattacks, and security breaches that may threaten the integrity of our intellectual property, networks, products and other sensitive information, disrupt our business operations, and result in reputational harm and other negative consequences; our expectation that our Turbo Wheels business will continue to serve as a significant source of cash generation to fund investment across our Aerospace and IGT platforms; our ability to generate sufficient cash flow to fund continued organic investment and to pursue disciplined acquisitions that accelerate our strategy; our ability to identify, consummate, and successfully integrate potential acquisitions; our expectations regarding the growth of the Aerospace and IGT end markets and the demand super cycles we believe are driving those markets; our expectations regarding OEM production rates, aircraft delivery volumes, and electricity demand growth and their effect on demand for our products; our ability to attract, develop, and retain key management, engineering, and skilled manufacturing personnel necessary to execute our growth strategy and capacity expansion program; our ability to service and manage our indebtedness and maintain adequate liquidity; our expectations regarding the factors that will continue to affect our results of operations, including macroeconomic conditions, foreign currency fluctuations, inflationary pressures, supply chain disruptions, and movements in interest rates; our expectations regarding the use of the net proceeds from the IPO and the two concurrent private placements; our intention not to pay cash dividends on our ordinary shares for the foreseeable future; our estimated total addressable market across the Aerospace, IGT, and Transportation end markets; our inability to manage indebtedness, access additional financing sources, or maintain liquidity; our ability to manage the transition to being a publicly traded company, including the implementation of public company reporting, compliance and governance requirements, while simultaneously executing our strategic growth and capacity expansion program; and the other factors set forth under “Risk Factors” detailed in the Company’s Prospectus filed pursuant to Rule 424(b) under the Securities Act, as amended, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 26,2026, as well as other filings we make with the Securities and Exchange Commission. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not occur.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Lucy Sharma

DPC Holdings Investor Relations

InvestorRelations@doncasters.com

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net cash(debt), adjusted net income/loss, adjusted earnings per share, and free cash flow. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the tables below. Other companies, including companies in our industry, may calculate Non-GAAP financial measures, such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net cash/(debt), adjusted net income/loss, adjusted EPS, and free cash flow differently or not at all, which reduces their usefulness as a comparative measure. You should consider adjusted EBITDA, adjusted EBITDA margin, adjusted net cash/(debt), adjusted net cash/(debt) to adjusted EBITDA, adjusted net income/(loss) and adjusted EPS along with other financial performance measures, including net income/ (loss), net cash from/(used) in operating activities and total borrowings and our financial results presented in accordance with U.S. GAAP.

DPC Holdings PLC

Table 1: Reconciliation of Net Loss to Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)

Adjusted EBITDA is a non-GAAP financial measure that we define as net loss before interest income, interest expense, income taxes, depreciation and amortization, and further adjusted for certain items that management believes are not indicative of our core operating performance, including site closure, refinancing, and other re-organization costs, legal and professional fees incurred on refinancing of the senior debt facility, receipt of an insurance claim, share-based compensation, management incentive plan expenses which are not expected to continue at the same level in future periods, impairment of non-core assets held for sale or gains from remeasurements from the change in fair value of the disposal group, one-off costs related to the IPO, costs incurred in relation to the development of an upgraded ERP system, and foreign currency gains and losses that relate to our external and intra-Group financing structure. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue.

The following table reconciles net loss, the most directly comparable U.S. GAAP measure, to adjusted EBITDA and adjusted EBITDA margin for the periods presented:

	Three months ended		Six months ended
(in $ millions)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net loss	(131.1)	(49.4)	(178.5)	(102.5)
Interest income	(0.2)	(0.2)	(0.5)	(0.3)
Interest expense(1)	33.2	55.4	86.2	107.5
Income tax expense/(credit)	(13.3)	16.0	(9.0)	25.3
Depreciation and amortization	7.4	6.5	14.8	13.6
One-time costs related to the IPO	9.1	0.1	16.6	0.3
Share-based compensation	19.9	-	19.9	-
Long-term management incentive plan(2)	129.5	22.8	142.9	43.5
IT development project and others	2.1	1.1	2.1	1.9
Foreign currency gain, net	(8.8)	(12.9)	(6.6)	(20.9)
Reversal of write down of disposal group held for sale	-	(3.1)	-	(3.1)
Site closure and refinancing costs	(0.1)	1.4	-	1.4
Loss on disposal	0.1	-	-	-
Claims, settlements and litigation costs	-	(1.7)	-	(1.7)
Adjusted EBITDA	47.8	36.0	87.9	65.0
Revenue	268.7	200.9	505.3	389.0
Adjusted EBITDA margin	17.8%	17.9%	17.4%	16.7%

(1)	Includes $53.6 million and $70.6 million of interest in respect of the Shareholder PIK Loan in the six months ended June 28, 2026 and June 29, 2025, respectively, and $13.6 million and $34.6 million for the three months ended June 28, 2026 and June 29, 2025, respectively. The total outstanding principal balance was nil and $878 million, as of June 28 2026 and December 31, 2025, respectively. In December 2025, our shareholders unanimously consented to reduce the outstanding principal balance of the Shareholder PIK Loan by 85%, which became effective on March 19, 2026. Following completion of the IPO the Shareholder PIK Loan was repaid in full using a portion of the proceeds of the IPO.

(2)	Relates to the non-cash MIP expenses which will not be incurred going forward.

We present adjusted EBITDA and adjusted EBITDA margin as supplemental performance measures because we believe they facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expenses, net and foreign currency gains and losses, net), tax positions (such as the impact on periods or companies of changes in effective tax rates), non-cash charges resulting from depreciation of long-lived assets (affecting relative depreciation and amortization expense) and other items that are not representative of core operating performance or items that we do not expect to continue at the same level in future periods. We believe that adjusted EBITDA and adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Nevertheless, this information should be considered as supplemental in nature and is not meant as a substitute for net loss recognized in accordance with U.S. GAAP.

We understand that although adjusted EBITDA and adjusted EBITDA margin are frequently used by securities analysts, lenders and others in their evaluation of companies, adjusted EBITDA and adjusted EBITDA margin have limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP.

DPC Holdings PLC

Table 2: Reconciliation of Total Borrowings to Adjusted Net Cash/(Debt) (unaudited)

Adjusted net cash/(debt) is a non-GAAP financial measure we define as the sum of borrowings, current and non-current, or total debt, less the carrying amount of shareholder loan facilities, and less cash and cash equivalents and restricted cash deposit. As of June 28, 2026, we have also adjusted net cash to reflect transactions related to the IPO that didn’t occur until post the period end date. These include the MIP payment and associated taxes that were crystalized as a result of the IPO and the Private Placements amounts, net of underwriters discount, that were paid or received respectively until after the period end date. Adjusted net cash/(debt) to adjusted EBITDA is defined as adjusted net cash/(debt) divided by adjusted EBITDA.

The following table reconciles total borrowings, the most directly comparable U.S. GAAP measure, to adjusted net cash/(debt) and transaction adjusted net cash/(debt) to adjusted net EBITDA for the periods presented:

($ in millions)	As of June 28, 2026	As of December 31, 2025
Borrowings, current	(483.3)	(154.3)
Borrowings, non-current	(89.4)	(1280.4)
Less: Shareholder PIK Loan	-	878.0
Less: Cash and cash equivalents and restricted cash deposit	846.4	32.1
Adjusted Net cash / (debt)	273.7	(524.6)

	Post close
Plus: MIP liability and associated tax	(210.9)	-
Less: Outstanding Private Placement net proceeds	55.4	-
Transaction adjusted net cash / (debt) (1)	118.2	(524.6)

Last 12 months adjusted EBITDA	160.3	138.3
Transaction adjusted net cash / (debt) to adjusted EBITDA	0.7	(3.8)

(1)	The timing of the IPO meant that fund flows relating to the MIP liability and outstanding Private Placement happened after June 28, 2026 but were contractual obligations at quarter end and are shown in the transaction adjusted net cash position as reference point to the go forward position. See footnote 13 ‘Subsequent Events’ in our 10-Q.

We present adjusted net cash/(debt) and adjusted net cash/(debt) to adjusted EBITDA as a supplemental measure because we believe it provides information to management and investors about our financial position. As at June 28, 2026 fund flows relating to the MIP liability and Private Placements had not completed.

We present adjusted net cash/(debt) and adjusted net cash/(debt) to adjusted EBITDA as supplemental measures because we believe they are key indicators of our financial leverage and capital structure after all of the IPO related transactions had been settled, with two significant amounts occurring post the period end date given the close proximity of the IPO and that date. As at December 31, 2025, we also adjusted net cash/(debt) to exclude the payment-in-kind loan facility with a syndicate of financial institutions (the “Shareholder PIK Loan”) as it offered a clearer picture of our third parties debt obligations that are typically subject to significant cash interest amounts. The Shareholder PIK Loan ultimately being repaid using the proceeds from the IPO. Nevertheless, this information should be considered as supplemental in nature and is not meant as a substitute for borrowings, current and non-current recognized in accordance with U.S. GAAP.

DPC Holdings PLC

Table 3: Free Cash Flow (Unaudited)

Free Cash Flow is a non-GAAP financial measure that we define as net cash (used in)/from operating activities less purchases of property, plant and equipment. Management believes free cash flow provides useful supplemental information regarding the Company’s ability to generate cash after investments in property, plant and equipment that support ongoing operations.

The following table reconciles net cash used in/provided from operations, the most directly comparable U.S. GAAP measure, to free cash flow for the periods presented.

	Three months ended		Six months ended
(in $ millions)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net cash (used in)/from operating activities	(27.0)	0.1	(34.0)	21.5
Purchase of property, plant and equipment	(9.5)	(6.7)	(19.8)	(10.5)
Free cash flow	(36.5)	(6.6)	(53.8)	11.0

We present free cash flow as a supplemental performance measure because we believe that the investments in property, plant and equipment are necessary to maintain and expand the Group’s asset base which will then generate future cash from operating activities. We believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results and cash generation in the same manner as our management and board of directors. Nevertheless, this information should be considered supplemental in nature and is not meant as a substitute for net cash used in/from operations or net cash used in investing activities, recognized in accordance with U.S. GAAP. We note that free cash flow does not include all mandatory cash outflows with other non-discretionary cash flows, such as the repayment of borrowings, not included as part of free cash flow.

We understand that although free cash flow is frequently used by securities analysts, lenders and others in their evaluation of companies, free cash flow has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP.

DPC Holdings PLC

Table 4: Reconciliation of Net Income/(Loss) to Adjusted Net Loss and Adjusted Earnings/(Loss) Per Share (Unaudited)

Adjusted net income is a non-GAAP financial measure that we define as net income/loss adjusted for certain items that management believes are not indicative of our core operating performance, including site closure, refinancing, and other re-organization costs, legal and professional fees incurred on refinancing of the senior debt facility, the loss on debt modification following the refinancing activity, receipt of an insurance claim, share-based compensation, management incentive plan expenses which are not expected to continue at the same level in future periods, impairment of non-core assets held for sale or gains from remeasurements from the change in fair value of the disposal group, one- off costs related to the IPO, costs incurred in relation to the development of an upgraded ERP system, foreign currency gains and losses that relate to our external and intra-Group financing structure, Shareholder PIK Loan interest expense and tax adjustments.

The following table reconciles net loss, the most directly comparable U.S. GAAP measure, to adjusted net loss for the periods presented:

	Three months ended		Six months ended
(in $ millions)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net loss	(131.1)	(49.4)	(178.5)	(102.5)
Site closure and refinancing costs	(0.1)	1.4	-	1.4
One-time costs related to the IPO	9.1	0.1	16.6	0.3
Claims, settlements and litigation costs	-	(1.7)	-	(1.7)
Long term management incentive plan	129.5	22.8	142.9	43.5
IT development project and others	2.1	1.1	2.1	1.9
Share-Based Compensation	19.9	-	19.9	-
Reversal of write down of disposal group held for sale	-	(3.1)	-	(3.1)
Foreign currency gain, net	(8.8)	(12.9)	(6.6)	(20.9)
Shareholders PIK loan interest expense	13.5	35.3	53.6	71.4
Tax (credit)/charge relating to the above adjustments (1)	(28.5)	(4.4)	(32.6)	(8.6)
Adjusted net income/(loss)	5.6	(10.8)	17.4	(18.3)
Weighted average number of ordinary shares outstanding (basic and diluted)	114,539,294	112,936,824	113,751,488	112,936,824
Adjusted EPS	0.05	(0.10)	0.15	(0.16)

(1)	The tax adjustment reflects the estimated tax impact of the items included in the reconciliation between EPS and adjusted EPS. Pre-tax adjustments are tax-effected using a statutory/ normalized tax rate so that adjusted EPS reflects the after-tax impact of the adjustments included in the reconciliation.

We present adjusted net income/(loss) as a supplemental measure because we believe it provides information to management and investors about operating performance across reporting periods on a consistent basis by excluding items that are not representative of core operating performance or items that we do not expect to continue at the same level in future periods. Nevertheless, this information should be considered as supplemental in nature and is not meant as a substitute for net income/(loss) recognized in accordance with U.S. GAAP. We understand that although adjusted net income/(loss) is frequently used by securities analysts, lenders and others in their evaluation of companies, adjusted net income/(loss) has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our net income/(loss) as reported under U.S. GAAP. Limitations associated with using adjusted net income/ (loss) include that there may be additional adjustments in future periods that may be excluded from the measure.

Management believes it is appropriate to also consider net income/(loss) as the most comparable U.S. GAAP measure. Other companies, including companies in our industry, may calculate adjusted net income/(loss) differently or not at all, which reduces their usefulness as a comparative measure. You should consider adjusted net income/(loss) along with other financial performance measures, including net income/ (loss), and our financial results presented in accordance with U.S. GAAP. We understand that although adjusted net income/(loss) are frequently used by securities analysts, lenders and others in their evaluation of companies, adjusted net income/(loss) have limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP.

DPC Holdings PLC

Table 5: Adjusted Earnings Per Share (Unaudited)

Adjusted earnings/(loss) per share is a non-GAAP financial measure that we define as loss per share adjusted for certain items that management believes are not indicative of our core operating performance, including site closure, refinancing, and other re-organization costs, legal and professional fees incurred on refinancing of the senior debt facility, the loss on debt modification following the refinancing activity, receipt of an insurance claim, share-based compensation, management incentive plan expenses which are not expected to continue at the same level in future periods, impairment of non-core assets held for sale or gains from remeasurements from the change in fair value of the disposal group, one-off costs related to the IPO, costs incurred in relation to the development of an upgraded ERP system, foreign currency gains and losses that relate to our external and intra-Group financing structure, Shareholder PIK loan interest expense and tax adjustments, all on a per share basis.

The following table reconciles loss per share, the most directly comparable U.S. GAAP measure, to adjusted earnings/(loss) per share for the periods presented:

	Three months ended		Six months ended
(in $)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Loss per share	(1.14)	(0.44)	(1.57)	(0.91)
Site closure and refinancing costs	-	0.01	-	0.01
One-time costs related to the IPO	0.08	-	0.15	-
Claims, settlements and litigation costs	-	(0.02)	-	(0.01)
Long term management incentive plan	1.13	0.20	1.26	0.39
IT development project and others	0.02	0.01	0.02	0.02
Share-Based Compensation	0.17	-	0.17	-
Reversal of write down of disposal group held for sale	-	(0.03)	-	(0.03)
Foreign currency gain, net	(0.08)	(0.10)	(0.06)	(0.18)
Shareholders PIK loan interest expense	0.12	0.31	0.47	0.63
Tax (credit)/charge relating to the above adjustments	(0.25)	(0.04)	(0.29)	(0.08)
Adjusted earnings/(loss) per share	0.05	(0.10)	0.15	(0.16)

We present adjusted earnings/(loss) per share as a supplemental measure because we believe it provides information to management and investors about operating performance across reporting periods on a consistent basis by excluding items that are not representative of core operating performance or items that we do not expect to continue at the same level in future periods. Nevertheless, this information should be considered as supplemental in nature and is not meant as a substitute for net loss per share recognized in accordance with U.S. GAAP. We understand that although adjusted earnings/(loss) per share is frequently used by securities analysts, lenders and others in their evaluation of companies, adjusted earnings/(loss) per share has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our net loss per share as reported under U.S. GAAP. Limitations associated with using adjusted earnings/(loss) per share include that there may be additional adjustments in future periods that may be excluded from the measure. Management believes it is appropriate to also consider net loss per share as the most comparable U.S. GAAP measure. Other companies, including companies in our industry, may calculate adjusted earnings/(loss) per share differently or not at all, which reduces their usefulness as a comparative measure. You should consider adjusted earnings/(loss) per share along with other financial performance measures, including net loss per share, and our financial results presented in accordance with U.S. GAAP. We understand that although adjusted earnings/(loss) per share are frequently used by securities analysts, lenders and others in their evaluation of companies, adjusted earnings/(loss) per share have limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP.

DPC Holdings PLC

Table 6: Condensed Consolidated Statements of Income (Loss) (Unaudited)

(in $ millions, except per-share and weighted-average share amounts)

	Three months ended		Six months ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Revenue	268.7	200.9	505.3	389.0
Cost of sales	(199.3)	(150.4)	(379.3)	(296.3)
Gross profit	69.4	50.5	126.0	92.7
Selling, general and administrative expenses	(189.6)	(44.7)	(234.4)	(86.7)
Interest expense	(33.2)	(55.4)	(86.2)	(107.5)
Interest income	0.2	0.2	0.5	0.3
Foreign currency gain, net	8.8	12.9	6.6	20.9
Reversal of write down of disposal group held for sale	-	3.1	-	3.1
Loss before income tax benefit/(expense)	(144.4)	(33.4)	(187.5)	(77.2)
Income tax benefit/(expense)	13.3	(16.0)	9.0	(25.3)
Net loss	(131.1)	(49.4)	(178.5)	(102.5)

Net loss per share
Basic	(1.14)	(0.44)	(1.57)	(0.91)
Diluted	(1.14)	(0.44)	(1.57)	(0.91)
Weighted-average shares outstanding
Basic	114,539,294	112,936,824	113,751,488	112,936,824
Diluted	114,539,294	112,936,824	113,751,488	112,936,824

DPC Holdings PLC

Table 7: Condensed Consolidated Balance Sheets (Unaudited)

	As of June 28,	As of December 31,
(in $ millions)	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	846.4	32.1
Accounts receivables, less allowances for credit losses of $0 million and $0 million at June 28, 2026 and at December 31, 2025	199.7	155.8
Inventories	245.9	181.0
Prepayments and other current assets	95.6	41.7
Assets held for sale	18.7	20.2
Total current assets	1,406.3	430.8
Property, plant and equipment, net	229.7	221.3
Right-of-use assets, net	16.4	14.7
Deferred tax assets	59.4	44.1
Goodwill	76.8	78.3
Other intangible assets, net	88.7	95.5
Other noncurrent assets	9.7	10.4
Total assets	1,887.0	895.1
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, trade	138.6	105.6
Accrued expenses and other current liabilities	133.5	115.6
Liability for management incentive plan	185.3	132.0
Borrowings, current	483.3	154.3
Operating lease liabilities, current	4.6	2.0
Liabilities directly associated with the assets held for sale	6.4	5.9
Total current liabilities	951.7	515.4
Borrowings, non-current	89.4	1,280.4
Operating lease liabilities, non-current	12.2	13.7
Deferred tax liabilities	1.7	1.7
Pension liabilities, non-current	25.9	26.4
Other non-current liabilities	33.7	21.4
Total Liabilities	1,114.6	1,859.0

Commitments and contingencies (refer to Note 11)
Shareholders' equity/ (deficit):
Ordinary shares, nil par value 149,393,016 shares outstanding at June 28, 2026 and 112,936,824 at December 31, 2025;	1,132.0	-
Accumulated deficit	(1,114.7)	(936.3)
Additional paid in capital	794.3	-
Accumulated other comprehensive loss	(39.2)	(27.6)
Total shareholders' equity/ (deficit)	772.4	(963.9)
Total liabilities and equity	1,887.0	895.1

DPC Holdings PLC

Table 8: Condensed Consolidated Cash Flow Statements (Unaudited)

	Six months ended
(in $ millions)	June 28, 2026	June 29, 2025
Cash flows from operating activities:
Net loss	(178.5)	(102.5)
Adjustments to reconcile net loss to net cash (used in)/from operating activities:
Depreciation of property, plant and equipment	9.6	9.0
Amortization of intangible assets and cloud computing arrangements	5.2	4.6
Deferred income tax (benefit)/expense	(15.8)	13.3
Operating lease expense	0.9	1.7
Foreign currency gain, net	(6.6)	(20.9)
Impairment /(reversal) of asset held for sale	-	(2.9)
Inventory provision	5.8	3.5
Management incentive plan	137.4	45.0
Non-cash interest expense	50.1	86.6
Share-based compensation	19.9	-
Change in operating assets and liabilities:
Receivable, prepayments and other current assets	(43.8)	(27.0)
Inventories	(69.4)	(9.4)
Income tax receivable and payable	0.4	8.0
Payables, accrued expenses and other liabilities	45.2	14.7
Deferred consideration	7.0	-
Operating lease assets and liabilities	(1.4)	(2.2)
Net cash (used in)/from operating activities	(34.0)	21.5
Cash flows from investing activities:
Purchase of property, plant and equipment	(19.8)	(10.5)
Purchase of intangible assets	(0.4)	(0.5)
Net cash used in investing activities	(20.2)	(11.0)
Cash flows from financing activities:
Proceeds from borrowings	682.3	447.1
Repayment of borrowings	(819.4)	(429.0)
Net proceeds from initial public offering	1,009.1	-
Net cash provided by financing activities	872.0	18.1
Increase in cash and cash equivalents and restricted cash deposit	817.8	28.6
Effect of exchange rate fluctuations on cash and cash equivalents held	(3.5)	14.5
Cash and cash equivalents and restricted cash deposit at beginning of period	32.1	32.4
Cash and cash equivalents and restricted cash deposit at end of period	846.4	75.5

DPC Holdings PLC

Table 9: Condensed Consolidated Cash Flow Statements (Unaudited), continued

	Six months ended
(in $ millions)	June 28, 2026	June 29, 2025
Reconciliation to consolidated balance sheet
Cash and cash equivalents	844.8	67.9
Restricted cash deposit	1.6	7.6
Total	846.4	75.5
Supplemental disclosures of cash flow information:
Income taxes paid	(6.3)	(4.0)
Interest paid	(35.7)	(20.5)
PIK Retirement	774.0	-